UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ESCHELON TELECOM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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We have filed with the Securities and Exchange Commission a definitive proxy statement and other documents regarding the proposed business combination between us and Integra Telecom Holdings, Inc.  We are providing the following additional disclosure in connection with the background of the merger and the opinion of Jefferies & Company, Inc. (“Jefferies”) for consideration in advance of the special meeting of stockholders on May 25, 2007. You are urged to read this information together with the definitive proxy statement because it contains important information, see “Additional Information” below.

Background of the Merger.

Prior to February 2007, we had the following material discussions with Integra regarding a potential business combination.  We entered into discussions with Integra regarding a potential merger during the summer of 2003.  Although each side conducted due diligence on the other, we were unable to reach a consensus with Integra regarding several key considerations, and discussions were terminated.  In March 2004, an Integra board member and managing director of one of Integra’s major investors, resumed contact with us by sending a letter to our chief executive officer Richard A. Smith and our board of directors indicating that Integra was interested in purchasing our company.  The letter did not mention price or method of financing.  As a result, we did not deem it to be a serious offer and rejected the overture.  In November 2005, Cliff Williams, our founder and chairman of the board, sent a letter to an Integra board member proposing to buy Integra.  Integra’s board rejected the offer as too low and responded with a revised purchase price and a list of required terms in order to proceed with a transaction.  These proposed terms were not acceptable and our board elected not to pursue a transaction with Integra based on such terms and terminated discussions.  In January 2007, Credit Suisse First Boston independently initiated contact with us and provided an acquisition analysis to us, indicating that Integra could be interested in being acquired.  Discussions regarding a potential acquisition of Integra were never initiated after Integra rejected the valuation in the Credit Suisse analysis.

On February 2, 2007, Richard A. Smith, our Chief Executive Officer, forwarded Integra’s initial offer to our board of directors together with a preliminary financial analysis to assist the board in meaningfully considering Integra’s offer.  On February 3, 2007, Mr. Smith provided the board of directors additional financial analysis.  Mr. Smith based his analysis on publicly available data regarding companies our management believed to be comparable to us as well as management forecasts regarding our potential future performance.  Mr. Smith provided the board of directors with the following analysis:

Our closing price on February 2, 2007 was $23.08 resulting in a fully diluted equity value of $434 million based on 18.8 million fully diluted shares;

Our forecasted EBITDA for 2007 was approximately $80 million giving effect to our acquisition of United Communications, Inc., or Unicom, and $79 million without the Unicom acquisition;

Our forecasted EBITDA for 2008 was approximately $100 million giving effect to our acquisition of Unicom (which we had intended to finance with debt) and $97 million without the Unicom acquisition;

Our then current debt, less available cash, was approximately $113 million, and would be $130 million giving effect to our acquisition of Unicom;

The then current EBITDA multiples for us and a number of other telecommunications companies were:

•                  Cbeyond, Inc. - 17.1x

•                  US LEC Corp./PAETEC, Corp.- 8.6x

•                  Time Warner Telecom, Inc. - 11.6x

•                  Eschelon Telecom, Inc. - 6.9x

•                  Covad Communications, Inc. - 9.1x

•                  Average - 10.7x

•                  Average without Cbeyond - 9.1x;

The mean EBITDA multiple for 12 telecommunications acquisitions transactions in 2006 we reviewed was 7.3x;

At $27 per share, the Integra offer represented a 7.9x multiple to our unadjusted 2007 estimated EBITDA and a 8.9x multiple to our 2007 estimated EBITDA giving effect to the Unicom acquisition and adjusting to conform our capitalization policy to what we believed to be the average capitalization policy of our publicly-traded peers;

Our estimated valuation based on our 2007 estimated EBITDA and then current EBITDA multiples would be $28 per share based on the CLEC average identified above without Cbeyond and normalized for our capitalization policy or $32 per share not normalized for capitalization policy

At a meeting of our board of directors on February 6, 2007, the board discussed the potential negative impact on our business that would likely arise from premature disclosure of the discussions with Integra. In connection with this discussion, Latham & Watkins advised the board on our obligations under federal securities laws and relevant NASDAQ rules regarding disclosure of our discussions with Integra.  Latham & Watkins reviewed the disclosure obligations that would arise in a number of scenarios, including a leak or other inadvertent disclosure of the discussions.

Mr. Smith contacted the board members individually between February 6, 2007 and February 8, 2007 regarding the requests for financial forecasts from Dudley R. Slater, Integra’s chief executive officer.  He did so individually rather than calling a board meeting because there was no specific board action to take at this time but prior to responding to Mr. Slater he wanted to ensure that he knew each individual board member’s position on the proposed transaction.

Between February 15, 2007 and February 18, 2007, the board communicated amongst themselves regarding  Integra’s revised offer.  The discussions addressed a number of factors, including Integra’s ability to consummate the transaction; the minimum acceptable purchase price; minimizing the potential for Integra not to close the transaction due to a material adverse change in our business; providing for adequate flexibility to consider potential superior proposals; and limitations on due diligence to minimize risks associated with disclosure of a possible transaction.  While the board members clearly indicated that each factor was important, a principal focus of the discussion was the determination of an acceptable purchase price.  During this period the board of directors determined that $30 per share would be an acceptable purchase price.  The board unanimously agreed to direct management to proceed with negotiations regarding a potential transaction with Integra.  The board directed management to ask for a price of $30.75 knowing that Integra might counter with a lower price.

Opinion of Jefferies

Our board of directors engaged Jefferies to render an opinion as to whether the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

In addition to the fact that Jefferies has represented us on a number of equity and debt offerings in the past (which led us to believe that Jefferies would be familiar with our business and management), our primary reasons for engaging Jefferies as our financial advisor without interviewing other investment banks were as follows:

•                  Confidentiality — Maintaining confidentiality of the acquisition proposal was our key concern.  At the time Integra sent us the unsolicited written offer on February 2, 2007, we were pursuing a potential financing using Jefferies as our investment bank.  We had accordingly discussed with Jefferies the offer and the ensuing discussions with Integra.  We thought it was best to engage Jefferies to render an opinion rather than interview other investment banks because we were concerned that if we did so, there was a higher likelihood of a leak of the confidential information, which could jeopardize the transaction as well as greatly impair our ability to maintain customers and employees.

•                  Fairness opinion credentials — Before we engaged Jefferies to render a fairness opinion, we investigated their experience in delivering fairness opinions.  We determined that they rank very high in the number of fairness opinions they issue every year and were highly experienced in valuing businesses similar to ours.  In addition, Jefferies is a well respected firm with a national reputation.

•                  Scope of representation — Because we had become very familiar with Integra’s business and management, we wanted to engage an investment bank to render a fairness opinion only, and not to provide full financial advisory services.  After determining that we would only seek a fairness opinion from a financial advisor, we concluded that Jefferies was the best firm to do so because we believed that it had become familiar with our business in the course of representing us in other transactions, and would therefore already possess much of the required information to render a fairness opinion expeditiously.

•                  Competitive fee — We knew from history and experience that Jefferies had always charged us a fee that was competitive with the fee charged by other nationally recognized investment banking firms.   Mr. Smith and our chief financial officer Mr. Boyd weighed the cost savings of soliciting other bids for the engagement against the possible risk of leaked information and determined that such potential cost savings were not worth the risk.

Set forth below is additional information regarding the analysis that Jefferies undertook in arriving at its opinion.

In arriving at its opinion, Jefferies, among other things reviewed certain information furnished to Jefferies by our management, including financial forecasts and analyses, relating to our business, operations and prospects.  In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that we supplied to Jefferies.  With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted within its opinion that projecting future results of any company is inherently subject to uncertainty. We informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to our future financial performance. Jefferies expressed no opinion as to our financial forecasts or the assumptions on which our financial forecasts are made.

We made the following financial forecasts available to Jefferies (the forecasts assumed completion of the Unicom acquisition):

	Fiscal Year Ended December 31,
	2007E	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E
Revenue
Network Services	$318.3	$356.6	$392.9	$426.7	$458.5	$488.4	$516.5	$542.9	$580.2
Business Telephone Systems	32.5	33.9	34.9	36.0	37.0	38.2	39.3	40.5	40.7
Total Revenue	$350.8	$390.4	$427.8	$462.7	$495.5	$526.6	$555.9	$583.4	$620.9
% Growth	27.8%	11.3%	9.6%	8.2%	7.1%	6.3%	5.6%	5.0%	6.4%

Cost of Goods Sold
Network Services	$123.8	$131.4	$137.3	$143.1	$148.8	$154.3	$159.6	$164.7	$167.2
Business Telephone Systems	20.0	20.8	21.5	22.1	22.8	23.5	24.2	24.9	25.0
Total Cost of Goods Sold	$143.9	$152.2	$158.8	$165.2	$171.6	$177.8	$183.9	$189.7	$192.3

Gross Profit	$206.9	$238.2	$269.0	$297.5	$324.0	$348.7	$372.0	$393.7	$428.6
Gross Margin%	59.0%	61.0%	62.9%	64.3%	65.4%	66.2%	66.9%	67.5%	69.0%

Operating Expenses	$125.6	$134.0	$140.6	$146.0	$153.3	$163.3	$172.8	$182.4	$192.7
% of Sales	35.8%	34.3%	32.9%	31.6%	30.9%	31.0%	31.1%	31.3%	31.0%

EBITDA	$81.3	$104.2	$128.3	$151.4	$170.7	$185.4	$199.2	$211.4	$235.9
EBITDA Margin%	23.2%	26.7%	30.0%	32.7%	34.4%	35.2%	35.8%	36.2%	38.0%

Depreciation and Amortization	50.3	55.3	61.7	67.0	74.1	81.6	89.3	97.3	101.7
EBIT	$31.0	$48.9	$66.7	$84.4	$96.5	$103.8	$109.9	$114.1	$134.2

EBITDA	81.3	104.2	128.3	151.4	170.7	185.4	199.2	211.4	235.9
Capital Expenditures	(59.2)	(62.4)	(60.4)	(61.0)	(62.1)	(64.2)	(66.3)	(68.5)	(71.8)
Free Cash Flow	$22.1	$41.8	$67.9	$90.5	$108.6	$121.2	$132.9	$142.9	$164.1
Free Cash Flow Margin%	6.3%	10.7%	15.9%	19.6%	21.9%	23.0%	23.9%	24.5%	26.4%

Our results for the quarter ended March 31, 2007 are consistent with the projections above used by Jefferies in arriving at its fairness opinion.  As discussed on our investor conference call on May 4, 2007, our management provided guidance for 2007 EBITDA of $80-82 million including the Unicom acquisition.  The estimate used by Jefferies in conducting its fairness analysis was $81.3 million for 2007 EBITDA including the Unicom acquisition, representing the mid-point of the guidance range.  A press release discussing our quarterly results and the script of the investor conference call has been filed with the Commission.  Please see “Additional Information” below.

About Our Financial Forecasts.  The estimates set forth herein were prepared by our management and rely upon a number of assumptions, estimates, expectations and business decisions.  While we believe these assumptions and estimates to be reasonable, they are inherently subject to changing economic conditions and competitive uncertainties and contingencies, many of which are beyond our control. Our estimated results assume, among other things, that the trends reflected in our results of operations for the last several periods will continue, that we will realize planned cost savings related to our recent acquisitions, and that there will be no material adverse changes affecting our business or our industry. No independent expert participated in the preparation of the estimates. The estimates should not be regarded as a representation by us as to our results of operations during such periods as there can be no assurance that any of the estimates will be realized. We undertake no obligation to update or revise the information contained in this filing, whether as a result of new information, future events or circumstances or otherwise unless required to do so by applicable law. In light of the foregoing, we caution you not to place undue reliance on the estimates which are forward-looking statements and speak only as of the date of this filing.  Please also see “About Forward-Looking Statements” below.

As discussed in more detail in the Definitive Proxy Statement, using publicly available information and information provided by our management, Jefferies reviewed our trading multiples and the corresponding trading multiples of a group consisting of the following companies:

•       ITC^DeltaCom Inc.,

•       PAETEC Holding Corp.

•       Time Warner Telecom Inc., and

•       XO Holdings, Inc.

The comparable companies were selected because they represent publicly traded facilities-based competitive service providers located in the United States.  Facilities-based competitive service providers are the businesses that are most directly comparable to us.  Because of consolidation in the telecommunications industry, the universe of publicly-traded comparable companies is somewhat limited.  No company utilized in the comparable company analysis is identical to us. In evaluating selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our and Jefferies’ control.

In its analysis, Jefferies derived the multiples of the selected companies, calculated as follows:

•       the enterprise value divided by earnings before interest, taxes, depreciation and amortization, or EBITDA for the latest-twelve-month period, or LTM, which is referred to as Enterprise Value/LTM EBITDA

•       the enterprise value divided by EBITDA for the latest-quarter-annualized period, or LQA, which is referred to as Enterprise Value/LQA EBITDA

•       the enterprise value divided by estimated EBITDA for the calendar year 2007, which is referred to as Enterprise Value/2007E EBITDA, and

•       the enterprise value divided by estimated EBITDA for the calendar year 2008, which is referred to as Enterprise Value/2008E EBITDA.

The multiples are as follows:

Comparative Public Company Multiples
Benchmark	ITC^Deltacom	PAETEC	Time Warner	XO Holdings
Enterprise Value/LTM EBITDA	7.9x	10.2x	13.2x	12.5x
Enterprise Value/LQA EBITDA	5.9x	9.0x	12.6x	8.8x
Enterprise Value/2007E EBITDA*	NA	8.1x	11.6x	NA
Enterprise Value/2008E EBITDA*	NA	6.6x	9.6x	NA

*                    Based upon consensus analyst estimates as reported by Bloomberg L.P.

As discussed in more detail in the Definitive Proxy Statement, using publicly available information, Jefferies examined the following fifteen transactions involving acquisitions of competitive service providers in the United States since January 1, 2006 with transaction values of less than $1.5 billion.  Using publicly available information for each of these transactions, Jefferies reviewed the transaction value as a multiple of the target company’s LTM EBITDA (or LQA EBITDA, depending on what information was available) immediately preceding announcement of the transaction, which is referred to below as Transaction Value/LTM EBITDA. This analysis indicated the following multiples:

Buyer	Target	Transaction Value/LTM EBITDA
Eschelon Telecom, Inc.	United Communications, Inc.	8.7x
Level 3 Communications, Inc.	Broadwing Corporation	39.0x
Cavalier Telephone & TV	Talk America	3.3x
PAETEC Corp.	US LEC Corp.	9.0x
Eschelon Telecom, Inc.	OneEighty Communications, Inc.	4.8x
Time Warner Telecom Inc.	Xspedius Communications, LLC	11.8x
Eschelon Telecom, Inc.	Mountain Telecommunications, Inc.	8.0x
Level 3 Communications, Inc.	Looking Glass Networks, Inc.	8.5x
Qwest Communications International Inc.	OnFiber Communications, Inc.	7.1x
U.S. TelePacific Corp.	Mpower Communications	7.5x
Level 3 Communications, Inc.	TelCove, Inc.	9.5x
Level 3 Communications, Inc.	ICG Communications, Inc.	7.2x
Integra Telecom, Inc.	Electric Lightwave, Inc.	5.4x
Eschelon Telecom, Inc.	Oregon Telecom, Inc.	6.7x
Level 3 Communications, Inc.	Progress Telecom LLC	4.2x

As discussed in more detail in the Definitive Proxy Statement, Jefferies performed a discounted cash flow analysis, which values us as the sum of our unlevered (before financing costs) free cash flows over a nine year forecasted period and our terminal or residual value at the end of such period. The discounted free cash flow approach assumed a range of discount rates of 13% to 14%.  The discount rates were determined based on the weighted average cost of capital of the following companies:

•       ITC^DeltaCom Inc.,

•       PAETEC Holding Corp.

•       Time Warner Telecom Inc., and

•       XO Holdings, Inc.

Additional Information.  The Definitive Proxy Statement has been sent to our stockholders seeking their approval of the transaction. You may obtain a free copy of the Definitive Proxy Statement and other documents filed by us with the Commission at the Commission’s website at www.sec.gov.  Free copies of the definitive proxy statement and other of our filings with the Commission may also be obtained from us by sending a written request to Investor Relations, Eschelon Telecom, Inc. 730 Second Ave. Minneapolis, MN 55402.  In addition, investors and security holders may access copies of the documents filed with the Commission on our website at www.eschelon.com, under the link “Investor Relations—SEC Filings.”

About Forward-Looking Statements.  This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on our current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations or decisions by regulatory bodies, and other risks that may be described in our filings with the Commission.